Datameg Lands Roger Lingle and Jay Stewart to Run its QoVoxSubsidiary

Jan 23, 2007 09:30:55 (ET)

SALT LAKE CITY, UT, Jan 23, 2007 (MARKET WIRE via COMTEX) -- Datameg Corporation (DTMG) today announced two significant leadership appointments to its QoVox subsidiary, naming Roger Lingle as President and Jay Stewart as Chief Technology Officer. Lingle and Stewart are both well known and highly experienced managers in the IP test and measurement market. Both Lingle and Stewart join QoVox from JDSU where Lingle acted as Vice President of Marketing for JDSU's Service Assurance division, and Stewart served as IP Solutions Architect for JDSU's Service Assurance division.

"In Roger and Jay, QoVox has today secured what we believe to be two of the most talented and proven managers in the IP service assurance market. Their joining QoVox is testament to the strength of our technology platform and growth prospects and underscores our commitment to building value for Datameg shareholders," said Jim Murphy, Chairman and Chief Executive Officer, Datameg. "Under Roger and Jay's experienced leadership QoVox will aggressively develop and market hardware and software products that enable carriers and enterprises to verify connectivity, measure service quality and isolate and diagnose network problems."

"QoVox is in an ideal position in the service assurance market," said Roger Lingle, President of QoVox. "Solid product lines are in place along with the opportunity to extend the current technology platform into software and agent-based service assurance solutions that leverage the existing products and meet the critical customer needs as they deploy IP services. To lead the talented QoVox team is very exciting and a tremendous opportunity for me and my family."

Lingle is a seasoned executive with 20 years' experience in the management and strategic development of emerging software and hardware test and measurement companies in both the enterprise and carrier markets. Most recently he was Vice President of Marketing for JDSU's Service Assurance division, a carrier-class measurement and performance management company. Prior to JDSU, Lingle was Chief Executive Officer and co-founder of Mirador Systems, a natural language processing company that was acquired by Global Logic in 2003. Prior to Mirador, Lingle was Vice President of Marketing for Ganymede Software, a software agent-based testing company that was acquired by NetIQ in 2000. Lingle has also held management positions at AT&T, IBM and Wandel & Goltermann and holds a BS in Finance from the University of Maryland and an MBA from the University of South Florida.

Stewart has 19 years' experience in the IP Test and Measurement Industry. Most recently, Stewart was IP Solution Architect with a focus on VoIP, Metro Ethernet, IPTV and IMS at JDSU's Service Assurance division. At JDSU Stewart introduced several highly innovative, award-winning products such as the QT-50 VoIP software agent and architected the industry's largest VoIP Service Assurance solution contract to date. Prior to JDSU Stewart served as an Engineer at Wandel & Goltermann; Director of Engineering at TTC; and Director of Marketing at Acterna. At Wandel & Goltermann, Stewart introduced the markets' first Fast Ethernet Analyzer and Gigabit Ethernet Analyzer. Stewart holds a BS in Computer Science from East Carolina University.

About Datameg

Datameg Corporation is an emerging company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg's wholly owned subsidiary QoVox Corporation, the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony. For more information, please visit Datameg.com.

About QoVox

QoVox Corporation is pioneering the development of network monitoring and fault isolation tools and services for next generation network services. QoVox's solutions include network-wide fault identification, fault isolation and voice quality assurance products and services. With QoVox, service providers can deliver new applications, such as VoIP, with the reliability and quality that end-users have grown to expect from traditional circuit-switched telephony. QoVox is a wholly owned subsidiary of Datameg Corporation and is headquartered in Raleigh, North Carolina. For more information, please visit QoVox.com.

Certain statements contained herein are forward-looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products, and changes in the VoIP industry. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission.

Contact:

Jim Murphy

CEO and Chairman

Datameg

(941) 575-4339

SOURCE: Datameg